EXHIBIT 99.1

Farmer Brothers Completes Acquisition of Boyd Coffee Company

NORTHLAKE, Texas, Oct. 02, 2017 (GLOBE NEWSWIRE) -- Farmer Bros. Co. (NASDAQ:FARM) (“Farmer Brothers” or the “Company”) a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products announced today that it has completed the previously announced transaction to acquire substantially all the assets of Boyd Coffee Company (“Boyd’s”).  Boyd’s is a privately-held company in business for over 100 years with a national reputation in the coffee industry and is expected to be complementary to Farmer Brothers across customer channels, product portfolios and distribution networks, including a high-touch service model of direct-store-delivery.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Our product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain's™, McGarvey® and China Mist®.

Investor Contact:
Laurie Little
The Piacente Group, Inc.
212-481-2050
farmerbros@tpg-ir.com